Exhibit 23.4

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

Fox Chase Bancorp, Inc.

4390 Davisville Road

Hatboro, PA 19040

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 8, 2015, to the Board of Directors of Fox Chase Bancorp, Inc., a Maryland corporation (the “Company”), as Annex B to the proxy statement/prospectus contained in that certain Registration Statement of Univest Corporation of Pennsylvania, a Pennsylvania corporation (“Univest”), on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Univest, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

Minneapolis, Minnesota

February 26, 2016